Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Nordson Corporation pertaining to the Nordson Employees’ Savings Trust Plan and Nordson Hourly-Rated Employees’ Savings Trust Plan of our reports dated December 18, 2009, with respect to the consolidated financial statements and schedule of Nordson Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Nordson Corporation, included in its Annual Report (Form 10-K) for the year ended October 31, 2009, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Cleveland, Ohio
June 8, 2010